Exhibit 11

                       United States Cellular Corporation
                    Computation of Earnings Per Common Share
                    (in thousands, except per share amounts)


Three Months Ended March 31,                            1997             1996
--------------------------------------------------------------------------------

Primary Earnings
    Net Income Available to Common                   $    18,468    $    29,387
                                                     ===========    ===========

Primary Shares
    Weighted average number of Common and Series A
        Common Shares Outstanding                         86,148         84,910

    Additional shares assuming issuance of:
        Options and Stock Appreciation Rights                 50            109
        Convertible Preferred Shares                          --            205
        Common Shares Issuable                                --            462
                                                     -----------    -----------
    Primary Shares                                        86,198         85,686
                                                     ===========    ===========
Primary Earnings per Common Share
    Net Income                                       $       .21    $       .34
                                                     ===========    ===========
Fully Diluted Earnings*
    Net Income Available to Common, as reported $ 18,468 $ 29,387 Interest expense eliminated as a result of the pro forma conversion of Convertible
        Debentures                                            --          1,940
                                                     -----------    -----------
    Net Income Available to Common, as adjusted      $    18,468    $    31,327
                                                     ===========    ===========

Fully Diluted Shares
    Weighted average number of Common and Series A
        Common Shares Outstanding                         86,148         84,910
        Additional shares assuming issuance of:
        Options and Stock Appreciation Rights                 50            109
        Convertible Preferred Shares                          --            205
        Common Shares Issuable                                --            462
        Conversion of Convertible Debentures                  --          7,059
                                                    ------------    -----------
    Fully Diluted Shares                                  86,198         92,745
                                                    ============    ===========
Fully Diluted Earnings per Common Share
    Net Income                                      $       .21     $       .34
                                                    ===========     ===========

* This calculation is submitted in accordance with Securities Act of 1934 Release No. 9083 although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.